Exhibit 99.1

Hilltop HoldingsInc. Q22017 Earnings Presentation July 28, 2017

Preface 200 Crescent Court, Suite 1330 Dallas, TX 75201 Phone: (214) 855-2177 www.hilltop-holdings.com Please contact: Isabell Novakov Phone: (214) 252-4029 Email: inovakov@hilltop-holdings.com FORWARD-LOOKING STATEMENTS This presentation and statements made by representatives of Hilltop Holdings Inc. (“Hilltop” or the “Company”) during the course of this presentation include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our business strategy, our financial condition, our efforts to make strategic acquisitions, the costs of integration of the operations acquired in the SWS Merger, our revenue, our liquidity and sources of funding, market trends, operations and business, stock repurchases, dividend payments, expectations concerning mortgage loan origination volume and interest rate compression, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation (“FDIC”), expected levels of refinancing as a percentage of total loan origination volume, projected losses on mortgage loans originated, the effects of government regulation applicable to our operations, the appropriateness of our allowance for loan losses and provision for lending losses, the collectability of loans and the outcome of litigation, our other plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the credit risks of loan activities, including our ability to estimate loan losses; (ii) the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iii) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (iv) changes in the interest rate environment; (v) risks associated with concentration in real estate related loans; (vi) risks associated with merger and acquisition integration; (vii) severe catastrophic events in Texas and other areas of the southern United States; (viii) effectiveness of our data security controls in the face of cyber attacks; (ix) the effects of our indebtedness on our ability to manage our business successfully, including the restrictions imposed by the indenture governing our indebtedness; (x) cost and availability of capital; (xi) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xii) changes in key management; (xiii) competition in our banking, broker-dealer, mortgage origination and insurance segments from other banks and financial institutions, as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders, government agencies and insurance companies; (xiv) legal and regulatory proceedings; (xv) our obligations under loss-share agreements with the FDIC, including the possibility that we may be required to make a “true-up” payment to the FDIC; (xvi) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and (xvii) our ability to use excess capital in an effective manner. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K , and subsequent Quarterly Reports on Form 10-Q and other reports, that we have filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. 2 Additional Information Corporate Headquarters

Hilltop Holdings – Q2 2017 Highlights • For the second quarter of 2017, net income to common stockholders was $62.5 million, or $0.63 per diluted share • Q2 2017 results include two significant nonrecurring items: • $11.6 million pre-tax ($14.3 million after income tax benefit of $2.6 million; $0.15 diluted EPS impact) net increase to other noninterest income related to the resolution of the SWS Merger appraisal proceedings • Resolution of this matter also resulted in 1,856,638 shares of HTH common stock being returned to the company’s pool of authorized but unissued shares of common stock • $15.0 million pre-tax ($9.7 million after tax; $0.09 diluted EPS impact) increase to other noninterest income related to the recording of an insurance receivable associated with a single, large loan previously charged-off by the Bank during the second quarter of 2016 • For the second quarter of 2016, net income to common stockholders was $31.1 million, or $0.32 per diluted share ROAA was 1.94% in Q2 2017, relative to 1.05% in Q2 2016 ROAE was 13.24% in Q2 2017, relative to 7.07% in Q2 2016 Hilltop’s four operating businesses reported $84.4 million in pre-tax income during Q2 2017 • • • • • • • PlainsCapital Bank contributed $59.8 million of pre-tax income PrimeLending contributed $19.3 million of pre-tax income HilltopSecurities contributed $15.8 million of pre-tax income National Lloyds had a $10.4 million pre-tax loss • • • Hilltop common equity increased to $1.9 billion at June 30, 2017, up $4.1 million from March 31, 2017 Hilltop remains well-capitalized with a 13.07% Tier 1 Leverage Ratio 1 and a 17.53% Common Equity Tier 1 Capital Ratio Hilltop announced that its Board of Directors declared a quarterly cash dividend of $0.06 per common share and repurchased an aggregate of $8.8 million of outstanding common stock in Q2 2017 under the previously authorized stock repurchase program Notes: (1) Based on the end of period Tier 1 capital divided by total average assets during the respective quarter, excluding goodwill and intangible assets. 3

Hilltop Holdings – Financial Summary

Selected Items	Q2 2016	Q1 2017	Q2 2017
Net Income to Common Stockholders ($000)	31,074	26,434	62,476
EPS – Diluted ($)	$0.32	$0.27	$0.63
Book Value Per Share ($)	$18.20	$19.17	$19.62
Net Interest Margin	3.77%	3.52%	4.04%
Taxable Equivalent NIM (Pre-PAA Taxable Equivalent NIM) [1]	3.80% (3.08%)	3.54% (3.05%)	4.05% (3.23%)
Assets ($000)	13,077,902	12,338,427	13,288,573
Loans HFI, Gross ($000)	5,795,974	6,019,287	6,325,447
Deposits ($000)	7,126,813	7,329,862	7,574,622
Hilltop Common Equity ($000)	1,792,527	1,886,000	1,890,139
Non-Covered NPLs / Total Non-Covered Loans	0.33%	0.41%	0.36%
Non-Covered NPAs / Total Assets	0.20%	0.28%	0.26%
Non-Covered Allowance for Loan Losses / Gross Non-Covered Loans	0.93%	0.95%	0.97%
Tier 1 Leverage Ratio [2]	13.18%	13.98%	13.07%
Common Equity Tier 1 Capital Ratio	16.67%	19.03%	17.53%

Notes:
(1) See appendix for reconciliation of NIM to taxable equivalent NIM, as well as taxable equivalent NIM to Pre-PAA taxable equivalent NIM, as presented.
(2) Based on the end of period Tier 1 capital divided by total average assets during the quarter, excluding goodwill and intangible assets.

4

HilltopHoldings

Operating Report – Subsidiary Updates Notes: Mortgage market share and industry volume information per Mortgage Bankers Association as of July 20, 2017. (1) Non-covered HFI loan growth excludes impact of broker-dealer margin loans. (2) See appendix for reconciliation of NIM to taxable equivalent NIM, as well as taxable equivalent NIM to Pre-PAA taxable equivalent NIM, as presented 5 PlainsCapital Bank •Q2 2017 ROAA of 1.63% driven by loan growth, strong NIM (Pre-PAA and Post-PAA), continued sound credit quality and a one-time increase in noninterest income related to an insurance receivable •Quarterly Bank non-covered HFI loan1 growth of 5.8% (25.1% annualized) for Q2 2017; favorable loan pipeline with $2.0 billion in total unused commitments •Loan growth, accretion and stable deposit costs have contributed to strong taxable equivalent net interest margin of 4.81% (3.69% Pre-PAA)2 •The Bank recorded an insurance receivable and related other noninterest income of $15.0 million associated with the $24.5 million loan that was fully charged-off in Q2 2016; the Bank continues to actively pursue legal remedies to recover losses from this isolated incident •Loan quality remained sound as non-covered NPLs were $29.5 million, or 0.36% of total non-covered loans, at 6/30/17 relative to $28.8 million, or 0.41% of total non-covered loans, at 3/31/17 •Energy exposure remained stable at 2.7% of total loans; classified and criticized energy loans were relatively flat, increasing only $0.4 million to $26.9 million at 6/30/17 •7.1% reserve on energy portfolio – 17.0% of energy loans are classified and continue to have no shared national credits in the portfolio •Non-interest bearing deposits are 29.7% of total deposits at 6/30/17; deposit betas remain relatively low •Operating 62 branches at 6/30/17; recently announced sale of El Paso branch PrimeLending •Funded loan volume at PrimeLending declined 2.2% relative to Q2 2016 to $4.1 billion in Q2 2017; Industry mortgage volume estimated to have declined 9.2% over the same time period as refinance volume diminished primarily due to changes in interest rates •Purchase volume of 86% in Q2 2017, relative to industry purchase volume of 68% in Q2 2017 •Net gain from sale of loans decreased relative to Q2 2016 due to a decrease in volume of total loans sold, in addition to a decrease in average sales margin (partially a result of refinance market pressures) •Overall market share of 0.88% in Q2 2017 with purchase market share of 1.11%

Operating Report – Subsidiary Updates 6 HilltopSecurities •In Q2 2017, HilltopSecurities had pre-tax income of $15.8 million compared to $18.3 million in Q2 2016 • Pre-tax margin of 15.3% in Q2 2017 compared to 16.6% in Q2 2016 •Net revenue of $103.2 million in Q2 2017, a decrease of 6.5%, compared to the same quarter a year ago • Public Finance and Capital Markets revenue declined $10.8 million from the same period in the prior year, primarily due to a reduction in revenues associated with municipal bond sales, trading and underwriting • Movement in short-term interest rates provided for a $2.5 million year over year increase in revenue from money market and FDIC insured bank deposits •Noninterest expense (excluding provision) of $86.9 million in Q2 2017, a decrease of 5.3%, compared to the same quarter a year ago • No integration-related costs during Q2 2017 (relative to $0.8 million in Q2 2016) • Compensation to net revenue ratio of 60.9% in Q2 2017 compared to 58.0% in Q2 2016 • Non-compensation related noninterest expense declined 13.5% year over year National Lloyds Corporation •Seasonal spring storms during Q2 2017 drove a loss and LAE ratio of 92.1%, an improvement versus Q2 2016’s loss and LAE ratio of 96.1% •The 2nd quarter typically experiences the highest frequency of losses, but the loss and LAE ratio is below the historical three year average loss and LAE ratio for the 2nd quarter •The Q2 2017 expense ratio of 39.7% is an increase versus Q2 2016’s expense ratio of 33.9% due to a decline in net premiums earned •The decline in direct premiums written and net premiums earned is a result of an increase in competitive pressures within NLC’s Texas footprint, partially offset by a continued but moderate increase in rate

Hilltop Holdings – Net Interest Income & Margin

- Reported NIM (4.04%) and taxable equivalent NIM (4.05%) increased by 52 bps and 51 bps, respectively, in Q2 2017
  - Increase significantly driven by elevated accretion due to certain accelerated loan resolutions and loan growth, as well as higher interest earned on MBS and improved stock-loan spreads in the broker dealer segment
  - Increase was partially offset by an increase in balance of notes payable and other borrowings
- For Q2 2017, the NIM and taxable equivalent NIM for Hilltop was 82 bps greater due to purchase accounting, driven mainly by:
  - Accretion of discount on loans of $23.2 million
    - The Bank recorded a "true-up" accrual related to FDIC loss share and amortization of the FDIC Indemnification Asset of $5.3 million in Q2 2017 relative to $1.9 million in Q2 2016
  - Amortization of premium on acquired securities of $0.7 million
- Hilltop NIM and taxable equivalent NIM was reduced by broker-dealer's securities lending business, with an impact of 53 basis points in Q2 2017
- Bank NIM in Q2 2017 was 4.80% relative to 4.21% in Q1 2017
  - Bank taxable equivalent NIM in Q2 2017 was 4.81% (3.69% before PAA) relative to 4.23% (3.56% before PAA) in Q1 2017

Annualized Yields and Rates (%)	Q2 2016	Q1 2017	Q2 2017
Interest Earning Assets			
Loans, Gross	5.56	5.08	5.81
Investment Securities, Taxable	2.53	2.59	2.72
Investment Securities, Non-Taxable	2.98	3.20	3.28
Fed Funds Sold and Securities to Resell	0.10	0.08	0.07
Interest Earning Deposits	0.50	0.73	0.93
Securities Borrowed	1.49	2.17	2.51
Other	3.72	4.51	5.49
Total Interest Earning Assets	**4.27**	**4.11**	**4.72**
Interest Bearing Liabilities			
Interest Bearing Deposits	0.34	0.39	0.43
Securities Loaned	1.22	1.89	2.16
Notes Payable and Borrowings	1.78	1.96	1.72
Total Interest Bearing Liabilities	**0.73**	**0.89**	**0.99**
Net Interest Margin	**3.77**	**3.52**	**4.04**
Net Interest Margin (Stated Taxable Equivalent)	**3.80**	**3.54**	**4.05**
Net Interest Margin (Stated Taxable Equivalent Pre-PAA)	**3.08**	**3.05**	**3.23**

Note: See appendix for reconciliation of NIM to taxable equivalent NIM, as well as taxable equivalent NIM to Pre-PAA taxable equivalent NIM, as presented.

7 HilltopHoldings

Hilltop Holdings – Noninterest Income • • Noninterest income for Q2 2017 was $344.7 million, down 0.4% versus Q2 2016 Net gains from the sale of loans, other mortgage production income, and mortgage loan origination fees decreased $13.1 million, or 6.8%, from Q2 2016 to $179.7 million in Q2 2017, representing 52% of noninterest income for the quarter Securities and investment advisory fees & commissions was $63.3 million in Q2 2017, which was down $6.5 million compared to Q2 2016, and represented 18% of noninterest income for the quarter Net insurance premiums earned were $36.0 million in Q2 2017, representing 10% of noninterest income for the quarter Q2 2017 other noninterest income includes an $11.6 million pre-tax increase to noninterest income related to the resolution of the SWS appraisal proceedings, as well as a $15.0 million increase to noninterest income for an insurance receivable related to the $24.5 million loan that was fully charged-off in Q2 2016 • • • $400.0 $346.0 $344.7 $350.0 Other $300.0 $250.0 Securities and Investment Advisory Fees & Commissions $200.0 Net Insurance Premiums Earned $150.0 $100.0 Net Gains from the Sale of Loans, Mortgage Origination Fees, Other Mortgage Production Income $50.0 $0.0 Q2 2016 Q2 2017 Noninterest Income ($MM) 8 44.7 65.7 69.8 63.3 38.7 36.0 192.8 179.7

Hilltop Holdings – Noninterest Expense • • Noninterest expense was $366.3 million in Q2 2017, down 0.3% from Q2 2016 Compensation was $214.4 million in Q2 2017 (compared to $217.4 million in Q2 2016), representing 59% of noninterest expense for the quarter Loss and LAE and policy acquisition and other underwriting expense were $44.4 million in Q2 2017, representing 12% of noninterest expense for the quarter Occupancy and equipment expense increased $0.9 million, or 3.5%, from Q2 2016 to $27.9 million in Q2 2017, representing 8% of noninterest expense for the quarter Other expenses increased $5.0 million, or 6.7%, from Q2 2016 to $79.5 million in Q2 2017 • • • $400.0 $367.4 $366.3 Other $350.0 $300.0 Occupancy and Equipment $250.0 $200.0 Loss, LAE, Policy Acquisition and Other Underwriting Expense $150.0 $100.0 $50.0 Compensation and Benefits $0.0 Q2 2016 Q2 2017 Noninterest Expense ($MM) 9 74.5 79.5 27.0 27.9 48.5 44.4 217.4 214.4

Hilltop Holdings – Balance Sheet

- Total assets increased 7.7% in Q2 2017 relative to Q1 2017, mainly driven by increases in loans HFS and gross non-covered loans HFI
- Cash & federal funds decreased $164.0 million, or 28.8%, from Q1 2017 to $406.3 million at Q2 2017
- Loans held for sale increased $670.8 million, or 50.5%, from Q1 2017 to $2.0 billion at Q2 2017
- Non-covered loans HFI increased $334.4 million, or 5.8%, from Q1 2017 to $6.1 billion at Q2 2017
- Gross loans HFI (covered and non-covered) to deposits increased to 83.5% at Q2 2017, compared to 82.1% at Q1 2017
- Total deposits increased $244.8 million, or 3.3%, from Q1 2017 to $7.6 billion at Q2 2017
- Short term borrowings increased $761.3 million, or 101.0%, from Q1 2017 to Q2 2017
- Common equity increased $4.1 million, or 0.2%, from Q1 2017 to $1.9 billion at Q2 2017 due to earnings, which was offset by dividends paid, repurchase of common stock and the SWS Merger appraisal proceedings

($000s)	Q2 2016	Q1 2017	Q2 2017
Assets			
Cash & Federal Funds	613,661	570,332	406,326
Securities	1,177,645	1,466,203	1,594,538
Loans Held for Sale	1,550,475	1,329,493	2,000,257
Non-Covered Loans HFI, Gross	5,472,446	5,783,853	6,118,211
Allowance for Non-Covered Loan Losses	(51,013)	(55,157)	(59,208)
Non-Covered Loans HFI, Net	5,421,433	5,728,696	6,059,003
Covered Loans, Net of Allowance	322,073	234,681	205,877
Covered OREO	67,634	45,374	42,304
Broker-Dealer & Clearing Receivables	2,257,480	1,574,031	1,552,525
FDIC Indemnification Asset	74,460	47,940	40,304
Goodwill & Other Intangibles	301,498	294,409	292,324
Other Assets	1,291,543	1,047,268	1,095,115
Total Assets	**13,077,902**	**12,338,427**	**13,288,573**
Liabilities and Stockholders' Equity			
Non-Int. Bearing Deposits	2,280,108	2,272,905	2,251,208
Int. Bearing Deposits	4,846,705	5,056,957	5,323,414
Total Deposits	7,126,813	7,329,862	7,574,622
Broker-Dealer & Clearing Payables	2,111,994	1,437,548	1,395,314
Short Term Borrowings	1,012,862	753,777	1,515,069
Notes Payable	319,636	324,701	300,283
Junior Subordinated Debentures	67,012	67,012	67,012
Other Liabilities	643,139	536,218	543,220
Total Liabilities	**11,281,456**	**10,449,118**	**11,395,520**
Common Equity	1,792,527	1,886,000	1,890,139
Total Hilltop Equity	**1,792,527**	**1,886,000**	**1,890,139**
Minority Interest	3,919	3,309	2,914
Total Liabilities & Equity	**13,077,902**	**12,338,427**	**13,288,573**

10 HilltopHoldings

PlainsCapital Bank – Q2 2017 Highlights

- Pre-tax income increased to $59.8 million in Q2 2017 versus $21.6 million in Q2 2016 primarily due to a lower provision and an insurance receivable and related increase to other noninterest income of $15.0 million, and to a lesser extent an increase in net interest income
- Net interest income increased as outstanding balances and yields earned on interest-earning assets increased; this was partially offset by an increase in outstanding balance and yield of interest-bearing deposits and other interest-bearing liabilities
- Noninterest income increased compared to Q2 2016 mainly as a result of the previously noted insurance receivable; partially offset by a decline in exchange fees due to the impact of the Durbin amendment
- Noninterest expense increased compared to Q2 2016 due to increases in net expenses associated with covered assets, repossession and foreclosure expenses and legal expenses
- PrimeLending funds originations through a $2.2 billion warehouse line from PlainsCapital Bank; $1.8 billion was drawn at June 30, 2017

Reported Summary Results ($000)	Q2 2016	Q2 2017
Net Interest Income	92,029	102,191
Provision for Loan Losses	28,613	5,405
Noninterest Income	13,346	25,499
Noninterest Expense	55,132	62,511
Income Before Taxes	**21,630**	**59,774**

Key Highlights	Q2 2016	Q2 2017
ROAA (%)	0.66	1.63
NIM (%)	4.85	4.80
Efficiency (%)	52.3	49.0
Fee Income (%)	12.7	20.0
Assets ($B)	$9.0	$9.8
Tier 1 Leverage Ratio[1] (%)	12.72	12.11

HTH Consolidated Loans HFI by Type



Broker-dealer
8%
Consumer
0%
C&I
28%
C&D
14%
Real Estate
50%

Total Loans[2]: $6.3 billion

HTH Consolidated Deposit Mix by Type



Time
18%
Non Int. Bearing
Demand
30%
Savings
3%
Demand
5%
Money Market
30%
NOW
14%

Total Deposits[2]: $7.6 billion

Notes: (1) Based on the end of period Tier 1 capital divided by total average assets during the respective quarter, excluding goodwill and intangible assets.
(2) Loans and deposits by type represent consolidated balances at Hilltop and, therefore, eliminate intercompany balances. Broker-dealer loans represent margin loans to customers and correspondents (held at the broker-dealer).

11 HilltopHoldings

PlainsCapital Bank – Energy Exposure

Energy Portfolio Breakdown	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017
Exploration and Production	**10%**	**13%**	**11%**	**13%**	**14%**
Field Services	22%	26%	22%	24%	22%
Pipeline Construction	15%	21%	21%	22%	22%
Services	**37%**	**47%**	**43%**	**46%**	**44%**
Distribution	38%	21%	30%	18%	16%
Transportation	9%	11%	9%	10%	9%
Midstream	**47%**	**32%**	**39%**	**28%**	**25%**
Wholesalers	1%	1%	1%	1%	1%
Equipment Rentals	0%	0%	0%	0%	0%
Equipment Wholesalers	5%	7%	6%	12%	16%
Other	**6%**	**8%**	**7%**	**13%**	**17%**
Total	**100%**	**100%**	**100%**	**100%**	**100%**

Select Energy Statistics	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017
Outstanding Energy Balance ($MM)	223.6	168.8	166.5	149.1	158.2
Energy Unfunded Commitments ($MM)	88.5	120.7	121.4	130.4	121.9
Energy Loans / Total Loans[1] (%)	4.2	3.1	3.0	2.7	2.7
Criticized Energy Loans ($MM)	12.7	1.8	0.0	0.0	0.0
Performing Classified Energy Loans ($MM)	22.1	24.2	23.5	22.5	23.6
Non-Performing Classified Energy Loans ($MM)	6.7	13.4	5.2	4.0	3.3
Classified and Criticized Energy Loans ($MM)	**41.5**	**39.4**	**28.7**	**26.5**	**26.9**
Unimpaired Energy Reserves ($MM)	9.8	10.0	10.6	10.6	11.3
Energy Reserves / Energy Loans (%)	4.7	6.7	6.5	7.1	7.1
Energy NCOs ($MM)	0.4	1.0	1.5	0.0	0.0

- No energy SNC's in Bank loan portfolio
- Continue to have relatively small balance of loans in Houston and surrounding region, though prudently growing
- Unfunded energy commitments are subject to borrowing bases and credit review before draw-downs
- Overall energy balance at Q2 2017 increased compared to Q1 2017

Note: (1) Total loans equal to HTH consolidated gross covered and non-covered loans HFI less margin loans held at the broker-dealer.

12

HilltopHoldings

PlainsCapital Bank – Credit Quality and Capital Ratios $90.0 0.30% 18.00% 0.28% 16.30% 15.90% 0.26% 15.51% 15.38% $80.0 16.00% 14.72% 0.24% 0.24% 0.25% 15.50% 15.15% $70.0 14.00% 14.77% 14.64% 13.95% 0.20% 13.09% $60.0 0.20% 12.00% 12.72% 12.65% 12.35% 12.11% $50.0 10.00% 0.15% $40.0 8.00% $34.8 $34.0 $30.0 0.10% 6.00% $20.0 4.00% 0.05% $10.0 2.00% $0.0 0.00% 0.00% Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 Non-Covered NPAs Non-Covered NPAs / HTH Total Assets Tier 1 Leverage Ratio Tier 1 RBC Ratio Total RBC Ratio Note: Non-Covered NPAs/Total Assets shown as a percentage of total Hilltop consolidated assets. Non-Covered NPAs ($MM) Non-Covered NPAs / Total Assets (%) 13 $29.9$30.1 $26.0 • Bank Capital Ratios • Credit Quality

PrimeLending – Q2 2017 Highlights

- Pre-tax income decreased to $19.3 million in Q2 2017 versus $28.1 million in Q2 2016
- Origination volume of $4.1 billion in Q2 2017 was $92.4 million less than Q2 2016
  - Purchase volume (as a % of total volume) increased to 86.3% in Q2 2017 from 78.6% in Q2 2016
  - Refinance volume declined $333.1 million, or 37.5%, from Q2 2016 to $0.6 billion in Q2 2017
- Noninterest income declined $13.2 million, or 6.9%, from Q2 2016 to $179.6 million in Q2 2017 due to a decline in net gain from sale of loans, and was partially offset by an increase in value on interest rate lock commitments and higher avg. origination fees
  - The net decline (within noninterest income) of the MSR asset was $1.8 million, relative to a decline of $1.3 million in Q2 2016
- Noninterest expense decreased $1.1 million, or 0.7%, from Q2 2016 to $161.4 million in Q2 2017 due primarily to a decline in variable compensation expenses associated with lower total origination volume; partially offset by net increases in the indemnification liability reserve related to loans sold in prior years, and occupancy expenses (due to an increase in retail branches)

Reported Summary Results ($000)	Q2 2016	Q2 2017
Net Interest Income	(2,299)	996
Provision for Loan Losses	-	-
Noninterest Income	192,881	179,637
Noninterest Expense	162,488	161,369
Income Before Taxes	**28,094**	**19,264**

Key Highlights	Q2 2016	Q2 2017
Origination Volume - $M	$4,150	$4,058
Origination Volume – Units (in thousands)	18,167	17,594
Origination Volume - % Purchase	78.6%	86.3%
Origination Volume - % Conventional	62.5%	60.2%
Sales Volume - $M	$3,964	$3,385
Servicing Asset - $M[1]	$33.5	$43.6
Mortgage Loans Serviced For Others - $B[1]	$4.8	$3.8

Mortgage Origination Volume ($MM)



$5,000
$4,000
$3,000
$2,000
$1,000
$0
$4,150
889
3,261
$4,058
556
3,502
Q2 2016
Q2 2017
Home Purchases
Refinancings

Note: (1) Presented on a consolidated basis and therefore does not include mortgage servicing rights assets related to loans serviced for the banking segment.

14

HilltopHoldings

HilltopSecurities – Q2 2017 Highlights

- Pre-tax income of $15.8 million in Q2 2017 versus pre-tax income of $18.3 million in Q2 2016
  - Pre-tax margin of 15.3% in Q2 2017 compared to 16.6% in Q2 2016
- Net revenue decreased $7.2 million to $103.2 million in Q2 2017 compared to $110.3 million in Q2 2016
  - Net interest income increased $2.9 million, primarily due to increases in interest earned on MBS securities and improved stock loan spreads
  - Securities commissions and fees decreased $1.8 million, primarily a result of reduced capital markets business associated with the sale of municipal and MBS products but partially offset by fees earned on insurance product sales, money markets and FDIC insured bank deposits
  - $3.8 million decrease in investment banking and advisory fees, primarily due to a reduction in fees associated with municipal bond underwritings
  - Other net revenue decreased $4.5 million, primarily driven by lower trading gains associated with the structured finance and capital markets businesses
- Noninterest expense decreased $4.9 million to $86.9 million in Q2 2017 compared to $91.8 million in Q2 2016
  - Compensation to net revenue ratio of 60.9%
  - $3.7 million decline in non-compensation related noninterest expense, primarily driven by a decrease in legal expenses associated with settled litigation
- The broker-dealer segment provided the banking segment with $1.3 billion of core deposits at Q2 2017, representing 54% of total available FDIC insured balances

Reported Summary Results ($000)	Q2 2016	Q2 2017
Net Interest Income	7,440	10,349
Provision for Loan Losses	263	448
Noninterest Income	102,900	92,810
Noninterest Expense	91,780	86,901
Income Before Taxes	**18,297**	**15,810**

Key Highlights	Q2 2016	Q2 2017
Compensation/Net Revenue (%)	58.0	60.9
FDIC Insured Balances at PCB ($MM)	$850	$1,301
Other FDIC Insured Balances ($MM)	$1,408	$1,100
Public Finance Issues (#)	527	460
Public Finance Aggregate Amount of Offerings ($MM)	$20,933	$19,299
Capital Markets Volume ($MM)	$23,782	$20,574
Lock Production/TBA Volume ($MM)	$1,809	$1,790

15

HilltopHoldings

National Lloyds Corporation – Q2 2017 Highlights • Pre-tax loss of $10.4 million in Q2 2017 relative to pre-tax loss of $9.6 million in Q2 2016 • Seasonally normal storms in Texas drove the loss and LAE ratio to 92.1% and the combined ratio to 131.8% for the quarter • The decline in direct premiums written and net premiums earned compared to Q2 2016 is a result of increased competitive pressure in Texas • The increase in the expense ratio from 33.9% in Q2 2016 to 39.7% in Q2 2017 is primarily the result of a decline in net premiums earned 150.0% 125.0% 100.0% 75.0% 50.0% 25.0% 0.0% Com m ercial, 2% 13 1.8% 13 0 .0 % Mobile Hom e, 27 % Hom eow ners, 4 0% Q2 2016 Q2 2017 Loss & LAE Ratio Underwriting Expense Ratio Fir e, 31% 16 3 3 .9% 3 9.7% 96.1% 92 .1% Q2 2017 Direct Premiums Written Combined Ratio Key Highlights ($000)Q2 2016Q2 2017 Direct Premiums Written42,67537,792 Net Premiums Earned38,72136,020 Reported Summary Results ($000)Q2 2016Q2 2017 Net Interest Income758602 Provision for Loan Losses--Noninterest Income41,39238,413 Noninterest Expense51,71749,416 Income (Loss) Before Taxes(9,567)(10,401)

Questions? 17

Appendix 18

Hilltop Non-GAAP to GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

Hilltop presents measures on pages four, five and seven of this presentation that are not measures of financial performance recognized by generally accepted accounting principles in the United States ("GAAP").

These measures are important to investors interested in changes from period to period in net interest margin. For companies, such as Hilltop, business combinations can also result in purchase accounting adjustments ("PAA").

You should not view this disclosure as a substitute for results determined in accordance with GAAP, and this disclosure is not necessarily comparable to that of other companies that use non-GAAP measures. The following tables reconcile these non-GAAP financial measures to the most comparable GAAP financial measure, "net interest margin".

Hilltop Consolidated

Reconciliation of Non-GAAP Taxable Equivalent NIM (%)	Q2 2016	Q1 2017	Q2 2017
NIM	3.77	3.52	4.04
Add:			
Taxable Equivalent Adjustment[1]	0.03	0.02	0.01
Non-GAAP Taxable Equivalent NIM	**3.80**	**3.54**	**4.05**

Reconciliation of Non-GAAP Pre-PAA Taxable Equivalent NIM (%)	Q2 2016	Q1 2017	Q2 2017
Non-GAAP Taxable Equivalent NIM	3.80	3.54	4.05
Less:			
Purchase Accounting Adjustment	(0.72)	(0.49)	(0.82)
Non-GAAP Pre-PAA Taxable Equivalent NIM	**3.08**	**3.05**	**3.23**

Bank

Reconciliation of Non-GAAP Taxable Equivalent NIM (%)	Q2 2016	Q1 2017	Q2 2017
NIM	4.85	4.21	4.80
Add:			
Taxable Equivalent Adjustment[1]	0.02	0.02	0.01
Non-GAAP Taxable Equivalent NIM	**4.87**	**4.23**	**4.81**

Reconciliation of Non-GAAP Pre-PAA Taxable Equivalent NIM (%)	Q2 2016	Q1 2017	Q2 2017
Non-GAAP Taxable Equivalent NIM	4.87	4.23	4.81
Less:			
Purchase Accounting Adjustment	(1.04)	(0.67)	(1.12)
Non-GAAP Pre-PAA Taxable Equivalent NIM	**3.83**	**3.56**	**3.69**

Note: (1) Annualized taxable equivalent adjustments are based on a 35% federal income tax rate.

19

HilltopHoldings

Loan Portfolio by Classification C&D 2% C&I C&D 3% C&I 1% 1% Real Estate 97% Real Estate 96% Q2 2017 Total: $107.6 million Q2 2017 Total: $99.6 million Consumer 0% C&D 5% Broker-dealer C&I 16% 8% Consumer 1% C&I 29% C&D 14% Real Estate 78% Real Estate 48% Q2 2017 Total: $6,073.9 million Q2 2017 Total: $44.3 million Note: PCI stands for Purchased Credit Impaired loans. Loan classification mix represents consolidated balances at Hilltop and, therefore, eliminate intercompany loans. Amounts above equal carrying value, after deductions for discount 20 Non-Covered Non-PCI Loans Non-Covered PCI Loans Covered Non-PCI Loans Covered PCI Loans

PCI Loans at June 30, 2017

- Purchased Credit Impaired ("PCI") loans are loans with evidence of credit quality deterioration, for which it is probable that not all contractually required payments will be collected
- PCI loans include covered and non-covered loans
- PCI loans had a total discount of $124.2 million
  - $109.1 million of the discount was related to covered loans
- Weighted average expected loss on PCI loans associated with each of the PlainsCapital Merger, FNB Transaction, and SWS Merger was 33%, 9%, and 17%, respectively

($000)	Covered PCI	Non-Covered PCI	Total PCI
Outstanding Balance	208,689	59,426	268,115
(Discount)	(109,094)	(15,081)	(124,175)
Carrying Amount	99,595	44,345	143,940
Allowance for Loan Loss	1,321	2,990	4,311
Total PCI Loans, Net of Allowance	**98,274**	**41,355**	**139,629**
Carrying Amount (Net of Allowance) / Outstanding Balance	**47.1%**	**69.6%**	**52.1%**

Note: Outstanding balance represents unpaid principal balance net of charge-offs and interest applied to principal

21
HilltopHoldings

Non-PCI Loans at June 30, 2017 • Non-PCI loans include newly originated loans, acquired loans without credit impairment at acquisition, and acquired loans that have renewed • Non-PCI loans include covered loans and non-covered loans • Portfolio on balance sheet at 98.8% unpaid principal balance with a total discount of $18.2 million • $10.9 million discount was related to non-covered loans, while covered loans had a $7.3 million discount Note: Outstanding balance represents unpaid principal balance net of charge-offs and interest applied to principal. Balances reflect consolidated balances at Hilltop, therefore non-covered non-PCI loans also include margin loans held at the broker-dealer. 22 CoveredNon-CoveredTotal ($000)Non-PCINon-PCINon-PCI Outstanding Balance114,8926,084,7856,199,677 (Discount)(7,251)(10,919)(18,170) Carrying Amount107,6416,073,8666,181,507 Allowance for Loan Loss3856,21856,256 Total Non-PCI Loans, Net of Allowance107,6036,017,6486,125,251 Carrying Amount (Net of Allowance) / Outstanding Balance93.7%98.9%98.8%